Exhibit T3A.5
CERTIFICATE OF INCORPORATION
OF
IBC SALES CORPORATION
          FIRST. The name of the Corporation is:
IBC Sales Corporation
          SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center,1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
          FOURTH.
               (a) The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, of the par value of $1.00 per share.
          The Board of Directors is authorized to provide by resolution or resolutions for the issuance of shares of stock of any class or of any series of any class at any time and from time to time and, by filing a certificate of designations in the manner prescribed under the laws of the State of Delaware, to fix and amend the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by filing a certificate of designations in the manner prescribed under the laws of the State of Delaware.
               (b) Section 203 (as amended from time to time) of the General Corporation Law of Delaware shall not apply to any business combination (as defined in such law from time to time) of the Corporation with any interested stockholder (as defined in such law from time to time) of the Corporation.
          FIFTH. The name and mailing address of the incorporator are as follows:

Name	Address

SMF Registered Services, Inc.	1201 Walnut, Suite 2800, Kansas City, MO 64106
          SIXTH. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal, are as follows;

Name	Address

James R. Elsesser	12 East Armour Boulevard, Kansas City, Missouri 64111

Kent B. Magill	12 East Armour Boulevard, Kansas City, Missouri 64111

Paul E. Yarick	12 East Armour Boulevard, Kansas City, Missouri 64111
          SEVENTH. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.
          EIGHTH. The original Bylaws of the Corporation shall be adopted in any manner provided bylaw. Thereafter, the Bylaws of the Corporation may from time to time be amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote, or (ii) by a majority of the full Board of Directors, and any change so made by the stockholders may thereafter be further changed by a majority of the directors; provided, however, that the power of the Board of Directors to alter, amend or repeal the Bylaws, or to adopt new Bylaws, (A) may be denied as to any Bylaw or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide and (B) such power of the Board of Directors shall not divest the stockholders of the power, nor limit their power to amend or repeal the Bylaws, or to adopt new Bylaws.
          NINTH. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware.
          Without limiting the generality of the foregoing provisions of this Article NINTH, to the fullest extent permitted or authorized by the laws of Delaware as now in effect and as the same may from time to time hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.
          TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case maybe, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          ELEVENTH. The Corporation reserves the right to amend, alter, change or repeat any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          TWELFTH. This Certificate of Incorporation is to become effective, and the Corporation shall commence its existence, as of 1:05 a.m. EDT, May 30, 2004.
          The undersigned, for the purpose of forming a corporation under the General Corporation Law of Delaware, does hereby execute this Certificate, and does hereby declare and certify that this is the act and deed of the undersigned and the facts herein stated are true, and accordingly the undersigned has executed this Certificate of Incorporation as of May 26, 2004.

SMF REGISTERED SERVICES, INC., Incorporator
By:	/s/ Kyle McCurry
Kyle McCurry, Vice President

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